Exhibit 99.1

Ashland reports second quarter fiscal 2026 results and updates full-year outlook

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Sales of $482 million, up one percent from the prior-year quarter
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Income from continuing operations of $15 million, or $0.32 per diluted share
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Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense of $42 million, or $0.91 per diluted share
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Net income of $16 million, or $0.34 per diluted share
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Adjusted EBITDA of $98 million, down nine percent from the prior-year quarter, primarily reflecting temporary operational impacts from the Calvert City startup delay, Hopewell productivity challenges, and weather-related disruptions in the second quarter
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Cash flows provided by operating activities of $50 million; Ongoing Free Cash Flow2 of $29 million
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Updating full‑year fiscal 2026 sales guidance to $1,835-$1,870 million and Adjusted EBITDA guidance to $385-$400 million, primarily reflecting a slower than expected productivity ramp at Hopewell

WILMINGTON, Del., April 28, 2026 – Ashland Inc. (NYSE: ASH) today announced financial results1 for the second quarter of fiscal year 2026, which ended March 31, 2026, and updated its full-year fiscal 2026 outlook. Ashland, a global additives and specialty ingredients company, holds leadership positions in high-quality, consumer-focused markets including pharmaceuticals, personal care and architectural coatings.

“Ashland’s second quarter results reflect commercial execution across much of the portfolio as we navigated a challenging operating environment with generally resilient demand,” said Guillermo Novo, chair and chief executive officer of Ashland. “Sales increased modestly year-over-year, driven by strength in Personal Care, resilient performance in Life Sciences, and stabilization in Specialty Additives. Life Sciences delivered steady results, supported by strong customer engagement and continued volume growth in pharma applications, reflecting sustained demand in injectables and oral solid‑dosage excipients. Personal Care generated broad-based growth, led by double-digit gains in biofunctional actives and solid execution across skin care, hair care, and microbial protection. In Specialty Additives, coatings returned to growth on share gains, while we reduced our construction exposure on portfolio mix management, and energy markets were softer in the Middle East due to the ongoing conflict. In Intermediates, demand and pricing were stable at trough levels, with disciplined commercial and operating actions supporting profitability.”

Novo continued, “While execution was solid across much of the portfolio, results were impacted by specific operational challenges. Operational headwinds associated with the ramp-up at our Hopewell manufacturing facility weighed on overall results. Product quality and customer service levels were maintained and profitably scaling this operation remains a central focus for the team. Although these issues weighed on near term performance, they are internal and within our control. In other areas, we completed the Calvert City repairs and effectively managed the winter storm related shutdowns in line with expectations. The team also successfully navigated March supply chain disruptions related to Middle East geopolitical tensions, while maintaining customer service levels through the seasonal activity ramp. In parallel, we mobilized to assess supply chain resilience, which remains manageable, and to plan pricing actions that were recently announced to address global cost increases driven by energy markets.”

“We generated strong cash flow in the quarter, supported by disciplined working capital management, including meaningful inventory reductions,” Novo said. “In a volatile environment, we remain focused on cash generation, balance sheet strength, and disciplined capital allocation to improve resilience. We continue to make strong progress across our globalize and innovate platforms, with innovate having already achieved its full-year target only halfway through fiscal 2026. Despite this strategic progress, given slower than anticipated productivity at our HEC Hopewell site and more variable demand in select areas of the portfolio, we are updating our full-year outlook accordingly. Looking ahead, we remain focused on advancing innovation, strengthening our highest performing businesses globally, stabilizing operations, and executing pricing and productivity initiatives.”

Second-quarter sales were $482 million, up one percent from $479 million in the prior-year quarter. Sales volumes were relatively unchanged, with strong growth in Personal Care and steady performance in Life Sciences offset by softness in Intermediates. Pricing declined two percent, generally across segments. Foreign currency movements contributed a favorable $16 million, or three percent, to sales.

Net income was $16 million, down from income of $31 million in the prior year. Income from continuing operations was $15 million, down from income of $30 million, or $0.32 per diluted share compared to $0.63 last year. Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense was $42 million, down from $46 million, or $0.91 per diluted share versus $0.99 in the prior year. Adjusted Operating Income was $54 million, down from $60 million last year. Adjusted EBITDA was $98 million, representing a 20 percent margin, down nine percent from $108 million in the prior-year quarter, driven primarily by the Calvert City startup delay, Hopewell productivity challenges, weather-related operational disruptions as well as softer pricing. These impacts were partially offset by favorable foreign exchange and lower selling, administrative, research and development (SARD) expenses as restructuring related benefits continue to be realized. The Calvert City startup delay and weather-related disruptions negatively impacted Adjusted EBITDA by approximately $10 million. Foreign currency movements contributed a favorable $6 million to Adjusted EBITDA.

Average diluted shares outstanding were 46 million in the second quarter, down from 47 million in the prior-year quarter, reflecting share repurchase activity over the past 12 months.

Cash flows provided by operating activities were $50 million, up from $9 million in the prior-year quarter, driven primarily by working capital improvements. Ongoing Free Cash Flow totaled $29 million versus negative $6 million in the prior‑year quarter, driven by lower working capital and capital expenditures.

Reportable Segment Performance

To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis. In addition, EBITDA and Adjusted EBITDA are reconciled to operating income in Table 4. Free Cash Flow, Ongoing Free Cash Flow and Adjusted Operating Income are reconciled in Table 6 and Adjusted Income from Continuing Operations, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Share Excluding Intangible Amortization Expense are reconciled in Table 7 of this news release. These adjusted results are considered non-GAAP financial measures. For a full description of the non-GAAP financial measures used, see the “Use of Non-GAAP Measures” section that further describes these adjustments below.

Life Sciences

Sales for the Life Sciences segment totaled $172 million in the second quarter, flat compared to the prior‑year quarter. Performance reflected higher sales volumes within pharma applications, where demand remains resilient across most regions, offset by select non-pharma end markets and lower pricing. Prices declined modestly year-over-year reflecting carry-over effects from prior-period pricing actions and select competitive pressure in certain regions. Foreign currency movements contributed a favorable impact of approximately $6 million to segment sales compared to the prior year.

Pharma achieved low-single-digit sales growth, representing its fourth consecutive quarter of year-over-year volume gains. Performance was supported by continued strength in high purity excipients, alongside double-digit momentum in injectables and tablet coatings. Results benefited from progress across the globalize and innovate pillars, including growth in differentiated cellulose grades, expanding adoption of low‑nitrite products, and ongoing contributions from new product introductions. These gains were partially offset by continued softness in nutrition and other non-pharma end markets, driven by order timing. Pricing was generally stable sequentially, and as previously announced, Ashland has begun implementing price increases across the portfolio to address recent volatility in energy, raw materials, and logistics costs.

Adjusted Operating Income for the quarter was $36 million, down from $43 million in the prior‑year quarter. Adjusted EBITDA totaled $50 million, representing a 29 percent margin and an 11 percent decrease versus $56 million last year. The year‑over‑year decline was driven by modestly lower pricing and higher costs, primarily reflecting approximately $5 million related to the Calvert City startup delay and weather‑related disruptions, partially offset by favorable foreign exchange. Foreign currency movements contributed approximately $3 million to Adjusted EBITDA in the quarter. Life Sciences continues to benefit from resilient pharma demand, disciplined execution, and sustained momentum across its globalize and innovate initiatives, positioning the segment to capture value as pricing actions are realized and operating conditions normalize.

Personal Care

Personal Care sales in the second quarter were $150 million, an increase of three percent compared to $146 million in the prior-year quarter. Performance was driven by double-digit growth across the globalize platform, led by robust momentum in biofunctional actives, continued traction in microbial protection, and strong execution across key care ingredients categories. Pricing declined moderately in select end markets to support share gains, while favorable foreign currency movements contributed approximately $5 million to segment sales.

Sales performance reflected broad‑based growth across the Personal Care portfolio, supported by volume increases and solid execution across all three business lines and regions. Care Ingredients increased year-over-year, driven by high‑single‑digit growth in skin care, mid‑single‑digit growth in hair care, and low‑single‑digit growth in oral and home care. Biofunctional Actives delivered robust year‑over‑year growth, supported by strong customer demand and new product adoptions. Microbial Protection achieved solid growth, driven by double-digit volume increases across most regions and continued share gains. Overall demand remained resilient, supported by strong commercial execution and continued progress across the globalize and innovate platforms in higher‑value, differentiated applications.

Adjusted Operating Income was $28 million, up from $27 million in the prior‑year period. Adjusted EBITDA was $43 million, compared to $44 million last year, representing a margin of 29 percent, as higher volumes and favorable foreign currency movements were offset by lower pricing and higher costs, including approximately $2 million related to the Calvert City startup delay and weather-related disruptions. Foreign currency movements contributed a favorable impact of $2 million to Adjusted EBITDA. Personal Care delivered resilient results and maintained strong margins in a dynamic market environment while continuing to advance targeted commercial and innovation initiatives.

Specialty Additives

Specialty Additives sales were $134 million in the second quarter, flat year-over-year. Performance reflected stable volumes driven by strong execution and continued share gains in coatings and performance specialties, offset by lower volumes in construction, which was impacted by portfolio mix management actions. Volume trends improved as commercial initiatives gained traction across key applications, while construction activity remained lower due in part to these deliberate portfolio actions. Pricing declined moderately year-over-year to support targeted share gains, while foreign currency movements provided a favorable sales impact of approximately $4 million.

Market conditions remained mixed by region. In coatings, volumes increased year-over-year, driven by continued share gains in Europe and North America with solid execution across key customer programs, despite generally flat underlying market conditions. North America remained softer, reflecting subdued architectural activity, while China and parts of MEAI experienced demand volatility, including periods of pre‑buying related to supply uncertainty. Performance specialties also delivered year‑over‑year volume growth, supported by customer wins and effective commercial execution, while construction demand remained challenged globally. Energy & resources demand was lower, reflecting customer‑specific impacts related to the Middle East conflict. Latin America was broadly stable, supported by ongoing share‑gain initiatives.

Adjusted Operating Income was $1 million, compared to income of $10 million in the prior-year quarter, and Adjusted EBITDA was $16 million, down from $26 million in the prior-year quarter. The year‑over‑year decline was driven by lower pricing and higher manufacturing‑related costs, including operational challenges associated with the scale-up of the manufacturing facility at Hopewell, weather-related disruptions of approximately $2 million, and a weaker energy market in the Middle East. During the quarter, Ashland leveraged its global manufacturing network and disciplined execution to maintain reliable customer supply. Foreign currency had a negligible impact on Adjusted EBITDA versus the prior‑year quarter. Specialty Additives remains focused on differentiation across key applications, with targeted actions underway to improve operating performance in a challenging market environment.

Intermediates

Intermediates sales totaled $35 million in the second quarter, a five percent decrease compared to $37 million in the prior-year quarter. This included $26 million in merchant sales, compared to $27 million in the prior year, and $9 million in captive butanediol (BDO) sales, down $1 million year-over-year. Captive BDO sales are recognized at market‑based pricing. Results reflected stable market conditions in a trough environment, with lower BDO demand and pricing versus the prior year, as well as commercial and operating impacts related to the Calvert City outage. Foreign currency movements provided a favorable impact of approximately $1 million to segment sales.

Adjusted Operating Income was $4 million, compared to a loss of $1 million in the prior year. Adjusted EBITDA was $5 million, up from $2 million in the prior‑year quarter. The year‑over‑year improvement reflected disciplined cost management and favorable raw material and operational cost actions, including benefits related to manufacturing inputs, which more than offset the Calvert City‑related commercial and operating impacts during the quarter.

Unallocated & Other

Unallocated and other expense was $20 million compared to $11 million in the prior-year quarter. Restructuring, governance, and legacy expenses declined year-over-year, but were more than offset by the absence of $18 million of gains recognized in the prior‑year quarter, primarily related to the sale of the Avoca business and a gain on land sale. Adjusted unallocated and other expense EBITDA was $16 million compared to $20 million in the prior‑year quarter.

Financial Outlook

Ashland is updating its full-year fiscal 2026 sales guidance to a range of $1,835 to $1,870 million and its Adjusted EBITDA guidance to a range of $385 to $400 million. The updated outlook reflects productivity challenges associated with the Hopewell scale-up, as well as softer energy-related demand tied to the Middle East conflict and reduced EV driven demand for BDO based derivatives. These impacts are partially offset by resilient demand in core end markets, ongoing pricing actions, and continued growth across the globalize and innovate platforms.

Despite a mixed macroeconomic backdrop, Ashland’s core Personal Care and Life Sciences end markets continue to show resilience, underpinned by stable fundamentals and sustained momentum in innovation‑led and globalized product offerings. Second quarter sales trends were encouraging, reflecting solid momentum across several consumer‑focused markets, with early third quarter activity showing a continuation of this commercial strength. While cost‑savings initiatives remain in progress, a slower‑than‑anticipated productivity ramp‑up associated with the Hopewell HEC manufacturing site is delaying the pace of benefit realization. Ashland continues to expect the year to follow a typical seasonal cadence, with stronger performance anticipated in the second half as commercial activity builds and operational stability improves.

Updating prior guidance

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Sales: $1,835 to $1,870 million
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Adjusted EBITDA: $385 million to $400 million
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Adjusted Diluted Earnings Per Share Excluding Intangibles Amortization: mid-to-high single-digit growth
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Ongoing Free Cash Flow Conversion: approximately 50 percent of Adjusted EBITDA with capital expenditures of approximately $100 million

Key planning assumptions

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Portfolio Optimization initiatives completed last year continue to support mix improvement and structural margin resiliency
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Demand in Life Sciences and Personal Care is expected to remain resilient, supported by stable fundamentals and progress across innovation-driven and globalized product lines
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Specialty Additives and Intermediates markets remain stable at trough levels, with a coatings recovery expected to be regionally uneven until broader industrial and housing activity improves. In Specialty Additives the company is expanding its coatings product offering to shift momentum to overall growth. Against this backdrop, the outlook differs across key end markets, with specific areas under pressure:
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Construction is expected to remain a year‑over‑year headwind as the company actively manages product mix toward higher‑value, pharma‑grade applications.
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Energy, a smaller end market exposure, is expected to decline in the second half due to the evolving conflict in the Middle East.
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EV battery manufacturing build‑outs continue to be delayed amid softer demand.
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Growth in high-value globalized platforms including biofunctional actives, microbial protection, injectables, and tablet coatings is expected to outpace underlying markets
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The manufacturing optimization program is progressing; however, fiscal 2026 savings expectations have been reduced by approximately $10 to $12 million, reflecting delayed benefit realization driven primarily by a slower‑than‑anticipated productivity ramp‑up at the Hopewell HEC site. Corrective actions are underway, with gradual improvement expected as operational stability is restored over time
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Raw material and freight costs are expected to trend higher amid geopolitically related supply pressures in the Middle East
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Ashland believes it is favorably positioned on the global cost curve and has implemented recent pricing actions that are expected to substantially offset these impacts
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Tariff-related uncertainty remains elevated, and the outlook assumes no material incremental impacts beyond known exposures, with mitigation actions aligned to current regulatory expectations

“As we look ahead, our full‑year expectations reflect both the underlying strength of our portfolio and the reality that our operating performance this year has fallen short of our standards. Our updated outlook incorporates the operating environment we are seeing today, including the impact of recent operational challenges at our Hopewell facility. While disappointing, these issues are internal and within our control, and we are taking targeted actions to improve operational execution. Even amid heightened macroeconomic and geopolitical uncertainty, Ashland’s end-market mix, raw material exposure and commercial positioning provide a solid foundation to manage cost volatility and support resilient performance. Beyond these factors, our outlook continues to be supported by momentum in pharmaceutical applications, resilient performance in Personal Care, and a disciplined focus on pricing, productivity, and inventory management. We remain committed to disciplined management of production, working capital, and free cash flow as conditions evolve. With a clear operational roadmap and sustained focus on execution, we are strengthening our foundation in fiscal 2026 and positioning the company for improved performance in fiscal 2027,” concluded Guillermo Novo, chair and chief executive officer of Ashland.

Conference Call Webcast

The company’s live webcast with securities analysts will include an executive summary and detailed remarks. The live webcast will take place at 9 a.m. ET on Wednesday, April 29, 2026. Simultaneously, the company will post a slide presentation in the Investor Relations section of its website at http://investor.ashland.com.

To access the call by phone, please go to this registration link and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Following the live event, an archived version of the webcast and supporting materials will be available for 12 months at http://investor.ashland.com.

Use of Non-GAAP Measures

Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes, and certain other charges that are highly variable from year to year, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income, operating income, net income margin, and operating income margin. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units, and provide continuity to investors for comparability purposes. EBITDA Margin and Adjusted EBITDA Margin are defined as EBITDA and Adjusted EBITDA divided by sales for the corresponding period.

Key items, which are set forth on Table 7 of this release, are defined as financial effects from significant transactions that, either by their nature or amount, have caused short-term fluctuations in net income and/or operating income which Ashland does not consider to reflect Ashland’s underlying business performance and trends most accurately. Further, Ashland believes that providing supplemental information that excludes the financial effects of these items in the financial results will enhance the investor’s ability to compare financial performance between reporting periods.

Tax-specific key items, which are set forth on Table 7 of this release, are defined as financial transactions, tax law changes or other matters that fall within the definition of key items as described above. These items relate solely to tax matters and would only be recorded within the income tax caption of the Statement of Consolidated Income. As with all key items, due to their nature, Ashland does not consider the financial effects of these tax-specific key items on net income to be the most accurate reflection of Ashland’s underlying business performance and trends.

The Free Cash Flow metrics enable Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, Free Cash Flow and Ongoing Free Cash Flow include the impact of capital expenditures from continuing operations and other significant items impacting Free Cash Flow, providing a more complete picture of current and future cash generation. Free Cash Flow, Ongoing Free Cash Flow, and Ongoing Free Cash Flow Conversion are non-GAAP liquidity measures that Ashland believes provide useful information to management and investors about Ashland’s ability to convert Adjusted EBITDA to ongoing Free Cash Flow. These liquidity measures are used regularly by Ashland’s stakeholders and industry peers to measure the efficiency at providing cash from regular business activity. Free Cash Flow, Ongoing Free Cash Flow, and Free Cash Flow Conversion have certain limitations, including that they do not reflect adjustments for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Adjusted Diluted Earnings Per Share is a performance measure used by Ashland and is defined by Ashland as earnings (loss) from continuing operations, adjusted for identified key items and divided by the number of outstanding diluted shares of common stock. Ashland believes this measure provides investors additional insights into operational performance by providing earnings and diluted earnings per share metrics that exclude the effect of the identified key items and tax specific key items.

The Adjusted Diluted Earnings Per Share Excluding Intangibles Amortization Expense metric enables Ashland to demonstrate the impact of non-cash intangibles amortization expense on earnings per share, in addition to key items previously mentioned. Ashland’s management believes this presentation is helpful to illustrate how previous acquisitions impact applicable period results.

Ashland does not quantitatively reconcile our guidance ranges for our non-GAAP measures to their most comparable GAAP measures in the Financial Outlook section of this news release. The guidance ranges for GAAP and non-GAAP financial measures reflect Ashland’s assessment of potential sources of variability in financial results and are informed by evaluation of multiple scenarios, many of which have interactive effects across several financial statement line items. Providing guidance for individual reconciling items between our non-GAAP financial measures and the comparable GAAP measures would imply a degree of precision and certainty in those reconciling items that is not a consistent reflection of our scenario-based process to prepare our guidance ranges. To the extent that a material change affecting the individual reconciling items between the company’s forward-looking non-GAAP and comparable GAAP financial measures is anticipated, the company has provided qualitative commentary in the Financial Outlook section of this news release for your consideration. However, as the impact of such factors cannot be predicted with a reasonable degree of certainty or precision, a quantitative reconciliation is not available without unreasonable effort.

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, personal care and pharmaceutical. Approximately 2,900 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the U.S. Securities and Exchange Commission (“SEC”), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial, operating cash flow and liquidity, as well as the economy and other future events or circumstances. These statements include, but are not limited to, expectations for improved performance in the second half of the fiscal year; anticipated demand trends and market conditions; the projected benefits, timing, and results associated with Ashland’s manufacturing network optimization initiatives, portfolio actions, innovation programs, and commercial strategies; assumptions related to raw material costs, supply chain dynamics, and broader macroeconomic factors; Ashland’s capacity to achieve its fiscal 2026 priorities and further strengthen its positioning for fiscal 2027; as well as management’s perspectives and projections regarding Ashland’s performance in fiscal year 2026.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s aggressive growth goals and the extent to which such goals may be impacted by a failure to optimize our tangible and intangible assets, a failure to identify and integrate acquisition targets, any unexpected costs and liabilities associated with such acquisitions, and goodwill impairment; business disruptions stemming from natural, operational, and other catastrophic events, including disruptions to supply and logistics functions, manufacturing delays, and information technology system and network failures; climate change and related resource impacts; changes in consumer preferences and a reduction in demand for Ashland’s products; risks inherent in operating a global business, including tariffs and other trade policies, geopolitical instability and armed conflict, and challenges associated with hiring and managing a diverse workforce across countries with differing laws, regulations, and cultural practices; economic downturns and disruptions in the financial markets; Ashland’s substantial indebtedness, including the possibility that such indebtedness and related restrictive covenants may adversely affect our future cash flows, limit our ability to repay debt and obtain future financing, place Ashland at a competitive disadvantage, and make us more vulnerable to interest rate increases; our ability to develop and market new products and remain competitive in the markets in which we operate; our ability to pass increases in the costs of energy and raw materials to customers and to fulfill our contractual requirements with customers and vendors; downward pressures on prices and margins; the ability to attract and retain key employees and to provide for effective succession planning; cybersecurity risks, including disruptions to or failures in Ashland’s information technology systems and networks, malicious cyberattacks, and the inadvertent or accidental disclosure or loss of proprietary or sensitive information; Ashland’s ability to effectively protect and enforce its intellectual property rights; exposure to products liability claims; risks related to compliance with environmental, health, and safety regulations, including the potential for costly litigation, remediation, and settlement actions; exposure to pending and threatened asbestos-related litigation; changes in the legal and regulatory landscapes in which we operate; changes in taxation or adverse tax rulings; and, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Annual Report on Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

1Financial results are preliminary until Ashland’s Form 10-Q is filed with the U.S. Securities and Exchange Commission.

2The Ongoing Free Cash Flow metric excludes the impact of inflows and outflows from U.S. and Foreign Accounts Receivable Sales Program and payments related to restructuring and environmental and litigation-related matters in both the current-year and prior-year periods.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Sandy Klugman	Carolmarie C. Brown
+1 (302) 594-7777	+1 (302) 995-3158
sandy.klugman@ashland.com	ccbrown@ashland.com

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONDENSED CONSOLIDATED INCOME (LOSS) (In millions except per share data - preliminary and unaudited)	Table 1

	Three months ended		Six months ended
	March 31		March 31
	2026	2025	2026	2025

Sales	$482	$479	$868	$884
Cost of sales	335	332	616	626
GROSS PROFIT	147	147	252	258
Selling, general and administrative expense	79	85	165	162
Research and development expense	14	14	27	28
Intangibles amortization expense	15	15	30	32
Equity and other income	-	-	1	1
Income (loss) on divestitures, net	-	18	2	(165)
OPERATING INCOME (LOSS)	39	51	33	(128)
Net interest and other expense	18	11	26	39
Other net periodic benefit loss	1	1	2	3
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	20	39	5	(170)
Income tax expense (benefit)	5	9	4	(34)
INCOME (LOSS) FROM CONTINUING OPERATIONS	15	30	1	(136)
Income from discontinued operations, net of income taxes	1	1	3	1
NET INCOME (LOSS)	$16	$31	$4	$(135)

DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) from continuing operations	$0.32	$0.63	$0.02	$(2.91)
Income from discontinued operations	0.02	0.02	0.06	0.03
Net income (loss)	$0.34	$0.65	$0.08	$(2.88)

AVERAGE DILUTED COMMON SHARES OUTSTANDING(a)	46	47	46	47

SALES
Life Sciences	172	172	311	306
Personal Care	150	146	273	279
Specialty Additives	134	134	236	249
Intermediates	35	37	66	71
Intersegment sales	(9)	(10)	(18)	(21)
	$482	$479	$868	$884

OPERATING INCOME (LOSS)
Life Sciences	35	28	52	42
Personal Care	27	28	38	39
Specialty Additives	(7)	7	(15)	2
Intermediates	4	(1)	4	2
Unallocated and other	(20)	(11)	(46)	(213)
	$39	$51	$33	$(128)

(a)
As a result of the loss from continuing operations for the six months ended March 31, 2025, the effect of the share-based awards convertible to common shares would be anti-dilutive. In accordance with U.S. GAAP, these shares have been excluded from the diluted earnings (loss) per share calculation for the period.

Ashland Inc. and Consolidated Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (In millions - preliminary and unaudited)	Table 2

	March 31	September 30
	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$343	$215
Accounts receivable, net	244	242
Inventories	506	568
Other assets	116	180
Total current assets	1,209	1,205

Noncurrent assets
Property, plant and equipment
Cost	3,362	3,355
Accumulated depreciation	2,199	2,154
Net property, plant and equipment	1,163	1,201

Goodwill	700	705
Intangibles	529	563
Operating lease assets, net	101	103
Restricted investments	276	297
Asbestos insurance receivable, net	122	127
Deferred income taxes	157	157
Other assets	242	253
Total noncurrent assets	3,290	3,406

Total assets	$4,499	$4,611

LIABILITIES AND EQUITY
Current liabilities
Trade and other payables	$181	$189
Accrued expenses and other liabilities	195	213
Current operating lease obligations	19	21
Total current liabilities	395	423

Noncurrent liabilities
Long-term debt	1,374	1,384
Asbestos litigation reserves	362	389
Deferred income taxes	31	31
Employee benefit obligations	96	96
Operating lease obligations	85	85
Other liabilities	290	299
Total noncurrent liabilities	2,238	2,284

Stockholders' equity	1,866	1,904

Total liabilities and stockholders' equity	$4,499	$4,611

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS (In millions - preliminary and unaudited)	Table 3

	Three months ended		Six months ended
	March 31		March 31
	2026	2025	2026	2025
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income (loss)	$16	$31	$4	$(135)
Income from discontinued operations, net of income taxes	(1)	(1)	(3)	(1)
Adjustments to reconcile income (loss) from continuing operations to cash flows from operating activities
Depreciation and amortization	45	60	93	111
Original issue discount and debt issuance cost amortization	2	2	4	3
Deferred income taxes	2	4	3	1
Gain from sales of property, plant and equipment	-	(11)	(2)	(11)
Equity income from affiliates	-	-	(1)	(1)
Stock based compensation expense	5	5	9	9
Loss from excess tax deduction on stock based compensation	-	-	(2)	-
(Income) loss from restricted investments	2	(6)	(5)	7
(Income) loss on divestitures, net	-	(7)	-	176
Pension contributions	(3)	(3)	(5)	(7)
Loss on pension and other postretirement plan remeasurements	-	-	-	1
Change in operating assets and liabilities(a)	(18)	(65)	80	(174)
Total cash flows provided (used) by operating activities from continuing operations	50	9	175	(21)
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(17)	(21)	(31)	(44)
Proceeds from disposal of property, plant and equipment	-	11	4	11
Proceeds from sale of operations	-	16	-	16
Proceeds from settlement of Company-owned life insurance contracts	15	-	20	-
Company-owned life insurance payments	-	-	(1)	(1)
Funds restricted for specific transactions	-	(8)	(7)	(8)
Reimbursements from restricted investments	18	19	33	25
Proceeds from sale of securities	15	19	27	24
Purchases of securities	(15)	(19)	(27)	(24)
Total cash flows provided (used) by investing activities from continuing operations	16	17	18	(1)
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Repurchase of common stock	-	(100)	-	(100)
Proceeds from short-term debt	-	50	-	50
Cash dividends paid	(19)	(19)	(38)	(38)
Stock based compensation employee withholding taxes paid in cash	-	-	(2)	(3)
Total cash flows used by financing activities from continuing operations	(19)	(69)	(40)	(91)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	47	(43)	153	(113)
Cash used by discontinued operations
Operating cash flows	(9)	(8)	(25)	(18)
Effect of currency exchange rate changes on cash and cash equivalents(b)	1	-	-	(1)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	39	(51)	128	(132)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	304	219	215	300
CASH AND CASH EQUIVALENTS - END OF PERIOD	$343	$168	$343	$168

DEPRECIATION AND AMORTIZATION
Life Sciences	14	26	28	39
Personal Care	15	15	30	34
Specialty Additives	15	16	33	32
Intermediates	1	3	2	6
	$45	$60	$93	$111

(a)
Excludes changes resulting from operations acquired or sold.
(b)
Zero denotes less than $1 million of activity.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA (In millions - preliminary and unaudited)	Table 4

	Three months ended
	March 31
Adjusted EBITDA - Ashland Inc.	2026	2025
Net income	$16	$31
Income tax expense	5	9
Net interest and other expense	18	11
Depreciation and amortization(a)	45	49
EBITDA	84	100
Income from discontinued operations, net of income taxes	(1)	(1)
Operating key items (see Table 5)	15	9
Adjusted EBITDA	$98	$108

Adjusted EBITDA - Life Sciences
Operating income	$35	$28
Add:
Depreciation and amortization(a)	14	13
Operating key items (see Table 5)	1	15
Adjusted EBITDA	$50	$56

Adjusted EBITDA - Personal Care
Operating income	$27	$28
Add:
Depreciation and amortization(a)	15	17
Operating key items (see Table 5)	1	(1)
Adjusted EBITDA	$43	$44

Adjusted EBITDA - Specialty Additives
Operating income (loss)	$(7)	$7
Add:
Depreciation and amortization	15	16
Operating key items (see Table 5)	8	3
Adjusted EBITDA	$16	$26

Adjusted EBITDA - Intermediates
Operating income (loss)	$4	$(1)
Add:
Depreciation and amortization	1	3
Adjusted EBITDA	$5	$2

(a)
Depreciation and amortization excludes accelerated depreciation expense of $13 million for Life Sciences for the three months ended March 31, 2025, which is included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization includes $2 million for Personal Care associated with the Avoca business assets for the three months ended March 31, 2025, which is included as a key item within this table as a component of Adjusted EBITDA.

Ashland Inc. and Consolidated Subsidiaries SEGMENT COMPONENTS OF KEY ITEMS FOR APPLICABLE CONDENSED CONSOLIDATED INCOME (LOSS) STATEMENT CAPTIONS (In millions - preliminary and unaudited)	Table 5

	Three Months Ended March 31, 2026
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Other plant optimization costs	$(1)	$(1)	$(8)	$-	$-	$(10)
Restructuring, separation and other costs	-	-	-	-	(3)	(3)
Environmental reserve adjustments	-	-	-	-	(2)	(2)
All other operating income (loss)	36	28	1	4	(15)	54
Operating income (loss)	35	27	(7)	4	(20)	39

NET INTEREST AND OTHER EXPENSE
Key items					5	5
All other net interest and other expense					13	13
					18	18

OTHER NET PERIODIC BENEFIT LOSS					1	1

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(5)	(5)
All other income tax expense					10	10
					5	5
INCOME (LOSS) FROM CONTINUING OPERATIONS	$35	$27	$(7)	$4	$(44)	$15

	Three Months Ended March 31, 2025
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Accelerated depreciation	$(13)	$-	$-	$-	$-	$(13)
Restructuring, separation and other costs	-	-	-	-	(8)	(8)
Other plant optimization costs	(2)	(1)	(3)	-	-	(6)
Environmental reserve adjustments	-	-	-	-	(2)	(2)
Held for sale depreciation and amortization	-	2	-	-	-	2
Avoca business impairment and sale	-	-	-	-	8	8
Income on divestitures, net	-	-	-	-	10	10
All other operating income (loss)	43	27	10	(1)	(19)	60
Operating income (loss)	28	28	7	(1)	(11)	51

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(3)	(3)
All other net interest and other expense					14	14
					11	11

OTHER NET PERIODIC BENEFIT LOSS					1	1

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(2)	(2)
Tax specific key items(b)					(1)	(1)
All other income tax expense					12	12
					9	9
INCOME (LOSS) FROM CONTINUING OPERATIONS	$28	$28	$7	$(1)	$(32)	$30

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. See Table 7 for additional information.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 6

	Three months ended		Six months ended
	March 31		March 31
Free cash flows	2026	2025	2026	2025
Total cash flows provided (used) by operating activities from continuing operations	$50	$9	$175	$(21)
Adjustments:
Additions to property, plant and equipment	(17)	(21)	(31)	(44)
Free Cash Flows	$33	$(12)	$144	$(65)
Tax refund(a)	-	-	(103)	-
Cash (inflows) outflows from U.S. Accounts Receivable Sales Program(b)	(1)	4	(1)	11
Cash inflows from Foreign Accounts Receivable Sales Program(c)	(14)	(21)	(7)	(9)
Restructuring-related payments(d)	4	14	9	17
Environmental and related litigation payments(e)	7	9	13	13
Ongoing Free Cash Flow	$29	$(6)	$55	$(33)

Net income (loss)	$16	$31	$4	$(135)
Adjusted EBITDA(f)	$98	$108	$156	$169

Operating Cash Flow Conversion(g)	313%	29%	Not meaningful	Not meaningful
Ongoing Free Cash Flow Conversion(h)	30%	-6%	35%	-20%

(a)
Represents receipt of tax refund related to the capital loss carryback from the Nutraceutical divestiture.
(b)
Represents activity associated with the U.S. Accounts Receivable Sales Program impacting each period presented.
(c)
Represents activity associated with the Foreign Accounts Receivable Sales Program impacting each period presented.
(d)
Restructuring payments incurred during each period presented.
(e)
Represents cash outflows associated with environmental and related litigation payments which will be reimbursed by the Environmental trust.
(f)
See Adjusted EBITDA reconciliation.
(g)
Operating Cash Flow Conversion is defined as Cash flows provided (used) by operating activities from continuing operations divided by net income (loss).
(h)
Ongoing Free Cash Flow Conversion is defined as Ongoing Free Cash Flow divided by Adjusted EBITDA.

	Three months ended		Six months ended
	March 31		March 31
Adjusted Operating Income	2026	2025	2026	2025
Operating income (loss) (as reported)	$39	$51	$33	$(128)
Key items, before tax:
Other plant optimization costs	10	6	15	9
Environmental reserve adjustments	2	2	12	3
Restructuring, separation and other costs	3	8	7	11
Accelerated depreciation	-	13	3	13
Avoca business impairment and sale	-	(8)	-	175
Held for sale depreciation and amortization	-	(2)	-	(2)
Income on divestitures, net	-	(10)	(2)	(10)
Adjusted Operating Income (non-GAAP)	$54	$60	$68	$71

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7

	Three months ended		Six months ended
	March 31		March 31
	2026	2025	2026	2025
Income (loss) from continuing operations (as reported)	$15	$30	$1	$(136)
Key items, before tax:
Other plant optimization costs	10	6	15	9
Environmental reserve adjustments	2	2	12	3
Restructuring, separation and other costs	3	8	7	11
Unrealized losses (gains) on securities	5	(3)	3	14
Accelerated depreciation	-	13	3	13
Avoca business impairment and sale	-	(8)	-	175
Loss on pension plan remeasurements	-	-	-	1
Held for sale depreciation and amortization	-	(2)	-	(2)
Income on divestitures, net	-	(10)	(2)	(10)
Key items, before tax	20	6	38	214
Tax effect of key items(a)	(5)	(2)	(9)	(52)
Key items, after tax	15	4	29	162
Tax specific key items:
Uncertain tax positions	-	(3)	-	(4)
Other and tax reform related activity	-	2	-	11
Tax specific key items(b)	-	(1)	-	7
Total key items	15	3	29	169
Adjusted Income from Continuing Operations (non-GAAP)	$30	$33	$30	$33
Amortization expense adjustment (net of tax)(c)	12	13	24	27
Adjusted Income from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$42	$46	$54	$60

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% for both the three and six months ended March 31, 2026, and 21% for both the three and six months ended March 31, 2025.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7 (Continued)

	Three months ended		Six months ended
	March 31		March 31
	2026	2025	2026	2025
Diluted EPS from continuing operations (as reported)	$0.32	$0.63	$0.02	$(2.91)
Key items, before tax:
Other plant optimization costs	0.22	0.13	0.33	0.19
Environmental reserve adjustments	0.03	0.04	0.26	0.06
Restructuring, separation and other costs	0.06	0.17	0.15	0.23
Unrealized losses (gains) on securities	0.11	(0.06)	0.06	0.31
Accelerated depreciation	-	0.28	0.06	0.28
Avoca business impairment and sale	-	(0.17)	-	3.73
Loss on pension plan remeasurements	-	-	-	0.02
Held for sale depreciation and amortization	-	(0.04)	-	(0.04)
Income on divestitures, net	-	(0.21)	(0.04)	(0.21)
Key items, before tax	0.42	0.14	0.82	4.57
Tax effect of key items(a)	(0.10)	(0.04)	(0.20)	(1.11)
Key items, after tax	0.32	0.10	0.62	3.46
Tax specific key items:
Uncertain tax positions	-	(0.06)	-	(0.08)
Other and tax reform related activity	-	0.04	-	0.23
Tax specific key items(b)	-	(0.02)	-	0.15
Total key items	0.32	0.08	0.62	3.61
Adjusted Diluted EPS from Continuing Operations (non-GAAP)	$0.64	$0.71	$0.64	$0.70
Amortization expense adjustment (net of tax)(c)	0.27	0.28	0.53	0.56
Adjusted Diluted EPS from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$0.91	$0.99	$1.17	$1.26

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% for both the three and six months ended March 31, 2026, and 21% for both the three and six months ended March 31, 2025.